Exhibits 5.1 and 23.2

Davis Polk & Wardwell llp 900 Middlefield Road Redwood City, CA 94063 davispolk.com

September 11, 2026

CrowdStrike Holdings, Inc.
206 E. 9th Street, Suite 1400
Austin, Texas 78701

Ladies and Gentlemen:

We have acted as special counsel to CrowdStrike Holdings, Inc., a Delaware corporation (the “Company”), and are delivering this opinion in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”) filed on September 11, 2026 with the Securities and Exchange Commission (the “Commission”) and the related prospectus dated September 11, 2026 (the “Prospectus”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other things, the resale from time to time of up to 2,118,022 shares of its Class A common stock, par value $0.0005 per share (the “Common Stock”), that may be sold by the selling stockholder named in the Registration Statement (the “Selling Stockholder”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, the shares of Common Stock proposed to be sold by the Selling Stockholder have been duly authorized and validly issued and are fully paid and non-assessable.

In connection with the opinion expressed above, we have assumed that the Company is validly existing as a corporation in good standing under the laws of the State of Delaware.

We are members of the Bars of the States of New York and California, and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

September 11, 2026	2